EXHIBIT 99.1



                        [PRIVATEBANCORP, INC. LETTERHEAD]

MEMO

To:      Members of the Board of Directors and Executive Officers

From:    Marcia Bowden

Date:    August 20, 2004

Re:      PrivateBancorp, Inc. Pension Plan Blackout Period Notice

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As a director or executive officer of PrivateBancorp, Inc. ("PVTB") you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain securities transactions during pension plan blackout periods. This memorandum is to notify you that the blackout period that commenced on July 26, 2004 ended August 20, 2004. The blackout period was terminated earlier than expected because the administrative processes in conjunction with the planned change in the record keeper for the PrivateBancorp, Inc. Savings and Retirement Plan (the "Plan) have been completed.

Due to the termination of the blackout period, you are permitted to resume transactions in such securities subject to the PrivateBancorp, Inc. Insider Trading Policy ("the Policy"). Please be advised that you are still subject to regular blackout periods as imposed under the Policy in correlation with earnings releases, as well as "special" blackout periods imposed periodically, as appropriate.

If you have questions regarding this notice, please contact me at (312) 683-7737 or in writing at The PrivateBank and Trust Company, Attention Marcia Bowden, Ten North Dearborn, Suite 900, Chicago, IL 60602.